Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 30,514,142.20	0.0001531	$ 4,671.72
Fees Previously Paid
	Total Transaction Valuation:	$ 30,514,142.20
	Total Fees Due for Filing:			$ 4,671.72
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 1,077.28
	Net Fee Due:			$ 3,594.44
Offering Note
[1]	The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by multiplying (A) [26,305,295], being the number of issued and outstanding common shares, par value euro 0.12 of per share (the "Shares") in the capital of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) incorporated under the Laws of the Netherlands ("LAVA"); and (B) $1.16, being the total consideration expected to be paid per Share in the Offer (including the value of any non-cash consideration). All Share amounts are based on information provided by LAVA as of August 13, 2025. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued on August 20, 2024, by multiplying the transaction valuation by 0.00015310 (which equals a fee of $153.10 for each $1,000,000 of the aggregate amount of the transaction valuation).

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-94123	07/11/2025		$ 1,077.28
Fee Offset Sources	2	XOMA Royalty Corporation	Schedule TO	005-94123		07/11/2025		$ 1,077.28
Offset Note
[1]	The Company previously paid $1,296.74 upon the initial filing of its Schedule TO in respect of the acquisition of all of the issued and outstanding shares of common stock of Turnstone Biologics Corp. on July 11, 2025, of which $1,077.28 remains unused.

[2]	The Company previously paid $1,296.74 upon the initial filing of its Schedule TO in respect of the acquisition of all of the issued and outstanding shares of common stock of Turnstone Biologics Corp. on July 11, 2025, of which $1,077.28 remains unused.